Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Vonage Holdings Corp.
Holmdel, New Jersey 07733

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-154974) and Form S-8 (No. 333-192629, 333-136227, 333-173053, 333-205224, and 333-212296) of Vonage Holdings Corp. (“the Company”) of our report dated February 28, 2017, except for Note 3 for which is February 27, 2018 relating to the consolidated financial statements and schedule of the Company as of December 31, 2016 and for the two years in the period then ended, which appear in this 10-K.

/s/ BDO USA, LLP
Woodbridge, New Jersey
February 27, 2018